UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

  CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2014 (January 30, 2014)

  L Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344	31-1029810
(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230
(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  On January 30, 2014, Stephen D. Steinour was appointed to the Board of Directors of L Brands, Inc. (the “Company”).  With the appointment of Mr. Steinour, the Company’s Board now consists of twelve directors.

Mr. Steinour has not been named to any committees of the Board at this time.  The Board has determined that Mr. Steinour is independent in accordance with the applicable New York Stock Exchange standards and the Company’s corporate governance guidelines.

Mr. Steinour currently serves as the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated (together with its subsidiaries, “Huntington”).  Huntington provides certain lending, deposit and similar banking services to the Company, and in connection with those services, the Company paid Huntington aggregate fees of approximately $500,000 during fiscal year 2013.  Any loans made by Huntington to the Company during fiscal year 2013 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Steinour will receive compensation as a director in accordance with the Company’s ordinary course director compensation practices.

A copy of the press release announcing Mr. Steinour’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated January 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L Brands, Inc.

Date: February 4, 2014	By	/s/ Douglas L. Williams
Name: Douglas L. Williams
Title: Executive Vice President & General Counsel